Exhibit 5.2
March 5, 2007
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Ladies and Gentlemen:
I am the Secretary and Deputy General Counsel of Eli Lilly and Company, an Indiana corporation (the “Company”). I refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on March 5, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time of an indeterminate amount of one or more series of debt securities of the Company (the “Debt Securities”).
I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Company’s Amended Articles of Incorporation, the Company’s By-Laws and the Indenture (the “Indenture”), dated February 1, 1991, between the Company and Citibank, N.A., as Trustee (the “Trustee”).
For purposes of the opinions expressed below, I have assumed that (i) at or prior to the time of issuance of the Debt Securities, (A) the issuance, execution and delivery of the Debt Securities shall have been duly authorized by all necessary corporate action on the part of the Company; (B) the specific terms of the Debt Securities to be issued under the Indenture shall have been duly established in accordance with the terms of the Indenture, including, if applicable, by the due authorization, execution and delivery, by each party thereto, of any supplemental indenture(s) pursuant to which the Debt Securities shall be issued; and (C) with respect to any Debt Securities to be offered and sold pursuant to an underwritten offering, the applicable underwriting agreement shall have been duly authorized, executed and delivered by each party thereto, and the Debt Securities so offered and sold shall have been offered, issued and sold in accordance with the terms and conditions of such underwriting agreement; (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the terms of the Debt Securities shall not violate any applicable law or the Amended Articles of Incorporation or By-Laws of the Company or result in a default or breach of any agreement or instrument binding upon the Company, and shall comply with all requirements or restrictions, if any, imposed by any court or other governmental body having jurisdiction over the Company; and (iv) the Debt Securities shall be offered, issued and sold in compliance with applicable federal and state securities laws (including, without limitation, the Securities Act and the Trust Indenture Act of 1939, as amended) and solely in the manner provided for in the Registration Statement. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:
1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.
2. The Indenture has been duly and validly authorized, executed and delivered by the Company.
3.	Upon the taking of appropriate further corporate action by the Company, the Company will have full corporate power and authority to issue the Debt Securities and to perform its obligations under the Debt Securities and the Indenture.
I am a member of the bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.
I hereby consent that Dewey Ballantine LLP may rely upon this opinion as if it were addressed to them.
The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Yours truly,

James B. Lootens
Secretary and Deputy General Counsel